EXHIBIT 99.2


New Release
For Immediate Release


                    NEW YORK BANCORP ANNOUNCES TERMINATION OF
                   SUBSCRIPTION OFFERING OF CAPITAL SECURITIES


                  Douglaston, New York (October 9, 1997) (NYSE-NYB), New York Bancorp Inc., today announced that it has terminated its previously announced subscription offering of $50,000,000 aggregate liquidation amount of capital securities of New York Bancorp Capital Trust, a trust specially formed for the purpose of the offering. The subscription offering, made to existing holders of common stock of New York Bancorp, commenced on September 23, 1997 and was to expire on October 14, 1997. New York Bancorp terminated the subscription offering following the announcement that it had entered into a merger agreement on October 7, 1997 with North Fork Bancorporation, Inc., pursuant to which New York Bancorp will be merged at the effective time of the merger with and into North Fork Bancorporation, Inc.

                  New York Bancorp Inc. with assets of approximately $3.3 billion and deposits of $1.7 billion as of June 30, 1997, provides retail and commercial banking and mortgage and consumer loan services through the thirty-four offices of its subsidiary, Home Federal Savings Bank, which are located in Kings, Queens, Nassau, Richmond, Suffolk and Westchester counties.

                                                            -END-

FOR INFORMATION CONTACT:
Michael A. McManus, Jr.
President and Chief Executive Officer
(718) 631-8100


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